STAFFIN INTERNATIONAL GROUP LLC
                                    [ADDRESS]


                                                                    May 12, 2004


Command International Corporation


Attention: Robert Fallah

                              SETTLEMENT AGREEMENT

Gentlemen:

      Staffin International Group LLC, a New Jersey limited liability company, ("SIG") was formerly known as Command International Group, LLC ("CIG"). Command International Corporation, a Delaware Corporation, is the successor to SFI Spiderfuel, Inc. ("Command"). Command and SIG were parties to a Stock Purchase Agreement made as of March 18, 2002 (the "Stock Purchase Agreement") pursuant to which Command acquired from SIG 100% of the issued and outstanding capital stock of Command Line Corp., a New Jersey Corporation ("CLC").

      Numerous disputes have arisen between SIG and Command with respect to the provisions of the Stock Purchase Agreement. In order to amicably resolve such disputes, to provide for an orderly transition in the ownership of CLC and to release the parties hereto from any liability to each other under the Stock Purchase Agreement, the parties agree as follows:

      1. Upon the Effective Date, Command shall deliver to SIG 100 shares of common stock of CLC, constituting 100% of the issued and outstanding capital stock of CLC, free and clear of all liens and encumbrances and duly endorsed for transfer. For the avoidance of doubt, CLC shall exclusively retain all intellectual property rights, trademarks, goodwill, and other related rights (collectively, the "IP") such as existed prior to the closing date of the Stock Purchase Agreement, as well as all development that has taken place within CLC since the closing date of the Stock Purchase Agreement. Command hereby represents and warrants as of the date hereof and the Effective Date, CLC has good title to all of the IP, free and clear of all liens, claims, and encumbrances.

      2. Upon the Effective Date of this Agreement, SIG shall deliver to Command 578,936 shares of the capital stock of Command, constituting of 100% of the shares of Command issued to SIG pursuant to the Stock Purchase Agreement, free and clear of all liens and encumbrances and duly endorsed for transfer.

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

      2a. Upon the effective date of this Agreement, SIG will cancel the obligation to issue options in iShipExchange that were due Command according to the agreement. Also on the Effective Date Command will cancel the options which were due to employees of CLC in conjunction with the acquisition of CLC by Command. The parties acknowledge, agree, and confirm that none of such options were ever issued and none are outstanding.

      3. Following the execution hereof and continuing beyond the Effective Date, if necessary, the Command and SIG shall use their commercial best efforts to collect receivables of CLC and Command's Subsidiary, Command Internet, and to pay the payables, all of the aforementioned being listed on Exhibit A hereto. Neither Command nor Command Internet shall be responsible for contributing funds or receivables in excess of such amounts listed in Exhibit A above to cover the payables listed in Exhibit A.

      4. Command shall assume, retain and be responsible for the following obligations:

            A. legal fees to Snow Becker Krauss of $15,500 at the date hereof, which represents 100% of the legal fees owed to Snow Becker Krauss;

            B.    accounting fees to Bagell Josephs in excess of $6,500;

            C. the filing of a Federal Consolidated tax return for 2002 (if applicable) and 2003 for Command which includes CLC, and 2004 up to the Effective Date if deemed necessary.

            D. The collection of the listed receivables of Command Internet and CLC which shall be used to pay the aforementioned liabilities of Exhibit A.

            E. All other liabilities of Command or Command Internet not contained in Exhibit A including, but not limited to, State of Delaware franchise tax, other taxes payable, officers loan payable, etc.

      5. Command and Command Internet shall indemnify and hold CLC and SIG harmless on account of all obligations in section 4. CLC and SIG shall indemnify and hold Command and Command Internet harmless on account of all obligations of CLC not listed in section 4.


      6. Neither SIG nor Command has assumed any liabilities of CLC except as set forth in sections 3 and 4 of this letter agreement.


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

      7. The lease of CLC for space at King Georges Road, Edison, New Jersey, shall remain the obligation of CLC. SIG shall use its commercial best efforts to direct potential licensees and/or subtenants to CLC for such space. SIG shall cause CLC to pay its monthly rental of the space to the extent that CLC has cash flow in excess of the liability set forth on Schedule A hereto, which such liabilities are deemed by the parties to be of a high priority for payment.

      7a. Command represents and warrants to SIG that to the best of its knowledge, as of the date hereof and the Effective Date, CLC has no liabilities other than as described herein or on Exhibit A hereto. SIG represents and warrants to Command that ot the best of its knowledge, as of the date hereof and as of the Effective Date CLC has no liabilities other than as described herein or on Exhibit A hereto.

      8. Effective upon the Effective Date Robert Fallah shall resign any officer or director positions he may hold with CLC and Don Staffin and Anne Staffin shall resign any officer or director positions they may hold with Command.

      9.  "Effective   Date"  shall  mean  the  date  that  a  majority  of  the
stockholders of Command shall have approved the transaction set forth in sections 1 and 2 hereof.

      10. Releases.

            (a) Don Staffin and Anne Staffin for themselves, their heirs, executors, administrators and assigns and SIG for itself, and its subsidiaries, parents and affiliates, shall be deemed as of the Effective Date to unconditionally release, discharge and acquit Command, and its subsidiaries, parents, and affiliates, and each of them, and its respective officers, directors, shareholders, partners, employees, agents and affiliates, and each of them and Robert Fallah and his heirs, executors, Administrator and assigns from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims of wrongful discharge, breach of contract, fraud, breach of fiduciary duty, corporate waste, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and all other federal, state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, regardless of whether such claims are past or present, personal or representative, known or unknown, or arising out of any occurrence through the Effective Date and expressly including but not limited to any liability arising out of or in connection with the transactions provided for in the Stock Purchase Agreement or the employment of Anne Staffin and/or Don Staffin by CLC or arising from their status as officers, directors or shareholders of the Command or any of its subsidiaries and any claims for attorneys' fees and costs, excluding, however, any claims which they may have arising under this Settlement Agreement.

            (b) Command, on its behalf and on behalf of all of its subsidiaries, directors, shareholders, parents, affiliates, successors and assigns, and Robert Fallah, his heirs, executors, administrators and assigns, shall be deemed as of the Effective Date to unconditionally release, discharge and acquit CLC, Don Staffin and Anne Staffin for themselves, their heirs, executors, administrators and assigns and SIG for itself, and its subsidiaries, parents and affiliates and each


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

                  of them, and its respective officers, directors, shareholders, partners, employees, agents and affiliates, from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature, including without limitation all claims of wrongful discharge, breach of contract, fraud, breach of fiduciary duty, corporate waste, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and all other federal, state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, regardless of whether such claims are past or present, personal or representative, known or unknown, or arising out of any occurrence through the Effective Date and expressly including but not limited to any liability arising out of or in connection with the transactions provided for in the Stock Purchase Agreement or the employment of Anne Staffin and/or Don Staffin by CLC or arising from their status as officers, directors or shareholders of CLC or Command or any of its subsidiaries, and any claims for attorneys' fees and costs, excluding however any claims which they may have arising under this Settlement Agreement.

            (c) It is understood and agreed that the releases set forth in paragraphs (a) and (b) hereof are intended as and shall be deemed to be full and complete releases of any and all claims that one party may have against the other arising out of any occurrence arising on or before the date of this Settlement Agreement and said releases are intended to cover and do cover any and all future damages not now known or which may later develop or be discovered, including all causes of action therefor and arising out of or in connection with any occurrence arising on or before the date of this Settlement Agreement. It is further understood and agreed, that notwithstanding anything herein, no party to this Settlement Agreement shall be deemed to release any claims arising from a breach of the terms of this Settlement Agreement.

            (d) The parties to the foregoing releases each acknowledge and agree that they have received adequate consideration in exchange for the releases and promises herein.

      12. Attorney Fees. Each party shall pay its own attorneys' fees, costs and expenses related to this Agreement.

      14. Notices. Unless otherwise provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three business days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as set forth above or to such other address as may be hereafter notified by the respective parties hereto.

For SIG: c/o Anne Staffin, 215 Westgate Drive, Edison, NJ 08820

For Command: c/o Robert Fallah, ......


      15. Amendments and Waivers. No provision hereof shall be modified, altered or limited except pursuant to a written instrument executed by the parties hereto.


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

      16. Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

      17. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original and all of which shall together constitute one and the same agreement.

      18. Captions. The captions of the Sections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

      19. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Settlement Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the courts of the State of New Jersey, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

      20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

      21. Authority. Each party represents and warrants to the other that this Settlement Agreement has been duly authorized by all corporate, and will by the Effective Date, all necessary stockholder action, and constitute valid, binding and enforceable agreement of each party hereto. On the Effective Date, and as a condition thereto, each party will deliver to the other copies of all such board of director and shareholder resolutions and approvals, which shall be in full force and effect as of the Effective Date.




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

      IN WITNESS WHEREOF the parties hereto or an officer thereof duly authorized have executed this Agreement as of the day and date first set forth above.


                                          Staffin International Group LLC



                                          By: /s/ Don Staffin
                                          --------------------------------
                                          Don Staffin, President


                                          Command International Corporation



                                          By: /s/ Robert Fallah
                                          --------------------------------
                                                  Robert Fallah




                                          By: /s/ Anne Staffin
                                          --------------------------------
                                                  Anne Staffin


                                          By: /s/ Don Staffin
                                          --------------------------------
                                                  Don Staffin


                                          By: /s/ Robert Fallah
                                          --------------------------------
                                                  Robert Fallah



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